Exhibit 10.53

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the "Agreement") is entered into as of June 21, 2012 (the "Effective Date" ) by and between OCULUS INNOVATIVE SCIENCES INC. ("Oculus"), a Delaware corporation having an address at 1129 North McDowell Blvd., Petaluma, CA, and AMDERMA PHARMACEUTICALS LLC ("AmDerma"), a New Jersey Limited Liability Company having an address at 440 US Highway 22 East, Bridgewater, NJ 08807.

RECITALS

WHEREAS, Oculus is a pharmaceutical company focused on developing novel treatments for dermatological conditions utilizing hypochlorous acid (the "API", as further defined below), and Oculus has developed a stable topical formulation containing the API (the "Product", as further defined below);

WHEREAS, AmDerma desires to license from Oculus the right to further develop, manufacture, use, market, promote and sell the Product in the Territory in the Field of Use; and

WHEREAS, AmDerma and Oculus desire that AmDerma develop, manufacture and commercialize the Product.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.    DEFINITIONS

1.1   "Affiliate" shall mean any entity controlled by, controlling, or under common control with a party hereto. Solely for purposes of the foregoing definition, the term "control" {including, with correlative meaning, the terms "controlling", "controlled by", and "under common control with") as used with respect to any party, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through ownership of interests representing the equity, voting securities or general partnership interest or by contract, or otherwise. Without limiting the foregoing, the term Affiliate shall include any entity where fifty percent (50%) or more of the voting stock or profit interest of which entity is owned or controlled, directly or indirectly, by a party, and any entity which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock or profit interest of a party.

1.2   "API" shall mean the active pharmaceutical ingredient hypochlorous acid.

1.3   "Applicable Law" means all laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of Governmental Authorities, applicable to the Development, manufacturing, market, distributing, using or selling of the Product, as the case may be, that may be in effect from time to time in the United States.

1.4   "Calendar Quarter" shall mean each respective period of three consecutive months ending on March 31, June 30, September 30 and December 31.

1.5   "cGCP" means the applicable regulatory requirements for current good clinical practices promulgated by the FDA under 21 C.F.R. § 50, as the same may be amended from time to time.

1.6   "cGLP" means the applicable regulatory requirements for current good laboratory practices promulgated by the FDA under 21 C.F.R. § 58, as the same may be amended from time to time.

1.7   "cGMP" means the applicable regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. §§ 210, 211 as the same may be amended from time to time.

1.8   "Class 1 Recall" means a recall for dangerous or defective products that predictably could cause serious health problems or death.

1.9   "Class 2 Recall" means a recall conducted in a situation in which use of, or exposure to Product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote.

1.10    "Clinical Studies" shall mean the Phase 1 Proof of Concept Study, the Phase 2 Study and the Phase 3 Study.

1.11    "Commercialization" means the act of introducing the Product to the market.

1.12    "Commercialize" means introducing the Product to the market.

1.13    "Commercialization Plan" shall have the meaning provided in Section 5.1.

1.14    "Competing Product" shall mean any pharmaceutical product containing the API as the sole active ingredient in topical form.

1.15    "Confidential Information" shall have the meaning provided in Section 11.1.

1.16    "Control(s)" shall mean, with respect to any Information, Patent or other intellectual property right, or Regulatory Approval, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, rights, title, possession, a license or a sublicense to such Information, Patent or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.17    "Development" shall mean pre-clinical and clinical drug development activities which occur prior to or as a condition of Regulatory Approval including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, cGMP audits, cGCP audits, cGLP audits, analytical method validation, manufacturing process validation, cleaning validation, scale-up and post approval changes and requirements, quality assurance/quality control development, statistical analysis and report writing, pre-clinical and clinical studies, regulatory filing submissions and pre-approvals, and regulatory affairs related to the foregoing. When used as a verb, "Develop" means to engage in Development.

1.18    "Development Plan" shall mean the plan for the Development of the Product in the United States which plan is designed to generate the Development, clinical and regulatory information required for filing the NDA for the Product and to further support the Development of the Product for the purpose of obtaining the Regulatory Approvals for the Product in the United States and shall set forth all activities contemplated to achieve the foregoing.

1.19    "Executives" shall have the meaning provided in Section 13.2.

1.20    "FDA" shall mean the United States Food and Drug Administration, or any successor agency or agencies thereto.

1.21    "Field of Use" shall mean for all dermatological indications in human. Field of use shall not include (i) any and all applications related to the genito-urinary, gastrointestinal, ophthalmological (including the eye) or otolaryngological (including the ear or nasal passages) systems or any other mucosal surfaces, (ii) any and all applications related to wound care, or (iii) any and all applications related to the prevention or disinfection of pre-, peri- or post-surgical infections.

1.22    "First Commercial Sale" shall mean with respect to the United States, the first sale for end use or consumption of the Product in the United States after the FDA has approved the NDA, and with respect to Other Countries, the first sale in such country after the application or submission required to market the Product in such country has received the relevant Regulatory Approvals. Product furnished for Clinical Studies, compassionate use, named patient programs, sales under the IND (or foreign equivalent), test marketing, any nonregistrational studies, or any similar instance where Product is supplied with or without charge shall not constitute a First Commercial Sale.

1.23    "Force Majeure" has the meaning set forth in Section 14.9.

1.24    "Generic Product" means a pharmaceutical product that is (i) a Therapeutic Equivalent of the Branded Product or (ii) approved by the FDA pursuant to a suitability petition in connection with a filing referencing the Branded Product under Section 505 (j)(2)(c) of the Federal Food, Drug, and Cosmetic Act and FDA regulation 21 C.F.R. § 314.93.

1.25    "Governmental Authority" means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country; (b) a federal, state, province, county, city or other political subdivision thereof; or (c) any supranational body, including the FDA.

1.26   "IND" shall mean an Investigational New Drug Application filed with the FDA related to the Product.

1.27    "Information" shall mean all tangible and intangible, proprietary or nonproprietary, (a) techniques, clinical study protocols, formulations, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, ideas, discoveries, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.28    "Losses" shall have the meaning provided in Section 12.1.

1.29   "NDA" shall mean a New Drug Application filed with the FDA related to the Product.

1.30    "Net Sales" shall mean the gross amounts invoiced by (a) AmDerma and its Affiliates and sublicensees to distributors or customers for sales of Product in the Territory, in each case, less the following items, as allocable to the Product (if not previously deducted from the amount invoiced) if taken in compliance with United States Generally Accepted Accounting Principles: (i) trade, quantity or cash discounts, credits or allowances; (ii) credits or allowances reserved for returns, rejections, rebates or recalls; (iii) allowances for chargebacks and other amounts paid on sale or dispensing of such Product; (iv) rebates or other price reductions provided to any Governmental Authority in respect of any state or federal Medicare, Medicaid or similar programs; (v) freight, shipping and insurance charges if stated on and included in the applicable invoice; (vi) tariffs, duties and excise, sales, value-added or other taxes (other than taxes based on income) charged for the sale, distribution, delivery or use of the Product if stated on and included on the applicable invoice; and (vii) credits, chargebacks and prime vendor rebates, fees, reimbursements, and similar payments actually granted or given to wholesalers, distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other similar institutions or health care organizations or other customers that are in excess of amounts previously reserved as allowances at the time of sale.

1.31    "Primary Indication" shall mean the use of the API for the treatment of acne,

1.32    "Product NDA" shall mean the NDA filed by AmDerma for the Product.

1.33    "Other Countries" means countries in the Territory other than the United States.

1.34    "Parties" means Oculus and AmDerma collectively, each of which, individually, is a "Party".

1.35    "Patent(s)" means (a) all national, regional and international patents and patent applications, including nonprovisional and provisional patent applications; (b) all patent applications filed either from such patents, nonprovisional patent applications or provisional patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) or (b) of this definition, including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) or (c) of this definition; and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.36    "Phase 1 Study" means a human clinical trial of the Product that is intended to initially evaluate the safety and/or pharmacological effect of the Product in normal or diseased volunteer subjects and that would otherwise satisfy requirements of 21 CFR 312.21(a).

1.37    "Phase 2 Study" means a human clinical trial of the Product that is intended to initially evaluate the effectiveness of the Product for a particular indication or indications in subjects or patients with the disease or indication under study, and that would otherwise satisfy requirements of 21 CFR 312 .21 (b).

1.38    "Phase 3 Study" means a pivotal human clinical trial of the Product the results of which could be used to establish safety and efficacy of the Product for a particular indication or indications in subjects or patients with the disease or indication under study as a basis for the NDA and that would otherwise satisfy requirements of 21 CFR 312.21(c) to obtain Regulatory Approval to market the Product.

1.39    "Product" shall mean all topical formulations, presentations, and packaging configurations of the pharmaceutical product containing the API as the primary active pharmaceutical ingredient for use in the Field of Use in the Territory.

1.40    "Regulatory Approval" shall mean all approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority, necessary for the commercialization, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product for human use in a regulatory jurisdiction within the Territory, including all required activities up to the receipt of the NDA approval.

1.41   "Reasonable Efforts" shall mean, with regard to a Party, those efforts consistent with the exercise of customary scientific and business practices that are consistent with the efforts and resources such Party uses for other products owned by it or to which it has exclusive rights, for development and commercialization activities conducted with respect to other products of similar potential and market size and at a similar stage in their life cycle, taking into account the competitiveness of the marketplace, the regulatory structure involved, the profitability of the product and other relevant factors, including, technical, legal, scientific, medical, sales performance, marketing factors and/or any regulatory, intellectual property or product liability disputes or issues.

1.42    "Oculus Know-How" shall mean Information that Oculus or any of its Affiliates Controls, as of the Effective Date or that is discovered, acquired or licensed as a result of the implementation of the Development Plan, and that is useful or necessary for the manufacture, use, sale, marketing, offer for sale, export or import of Product, including, without limitation, any replication or any part of such Information.

1.43    "Oculus Patents" shall mean the Patents that Oculus or any of its Affiliates Controls as of the Effective Date, if any, or that are discovered, acquired or licensed as a result of the implementation of the Development Plan, and that are useful or necessary for the manufacture, use, sale, offer for sale or import of Product in the Territory, including those Patents set forth on Exhibit A.

1.44    "Oculus Technology" shall mean the Oculus Patents and Oculus Know-How.

1.45    "Secondary Indication(s)" shall mean the use of the API as a therapeutic medication in the Field of Use other than the treatment of acne.

1.46    "Term" shall have the meaning provided in Section 11.1.

1.47    "Territory" shall mean the United States and India. AmDerma shall have the right of first refusal to expand the Territory to include any or all countries in the twenty seven (27) member states of the European Union, Canada, Brazil or Japan.

1.48    "Therapeutic Equivalent" shall have the meaning given to it by the FDA in the current edition of the "Approved Drug Product with Therapeutic Equivalence Evaluations" (the "Orange Book"), as may be amended from time to time during the Term.

1.49    "Third Party" shall mean any entity other than Oculus or AmDerma or an Affiliate of Oculus or AmDerma.

1.50    "Trademark" shall mean the trademark under which the Product may be sold in the Territory, including as set forth in Exhibit B, as may be amended from time to time.

1.51    "United States," "US," "U.S.," and "USA" means the United States of America including its territories, possessions, protectorates and the Commonwealth of Puerto Rico and any installation, territory, location or jurisdiction under the control of the United States government.

1.52    "US Commercialization" means Commercialization of the Product in the United States.

1.53    "US Development" means Development of the Product for use in the United States.

2.   LICENSES

2.1   Oculus License Grant. Subject to the terms and conditions of this Agreement, during the Term, Oculus hereby grants to AmDerma and its Affiliates an exclusive (even as to Oculus and its Affiliates), royalty-bearing license, with the right to sublicense and subcontract as set forth below, to the Oculus Technology and any Regulatory Approvals for Product utilizing the Oculus Technology, [  ]*, promote, market, have marketed, use, develop, have developed, sell, offer for sale, have sold and import or export Product in the Field of Use in the Territory (the "License").
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* Confidential material redacted and separately filed with the Commission.

2.1.1   Sublicenses. AmDerma shall have the right to grant sublicenses of the License without Oculus' consent.

2.1.2   Subcontracts. AmDerma shall have the right to subcontract to any Third Party any of AmDerma's rights and responsibilities under this Agreement without Oculus' consent. In the event that AmDerma elects to use a subcontractor for the purpose of performing AmDerma's obligations under this Agreement, AmDerma shall be responsible for subcontractor's performance of AmDerma's obligations under this Agreement.

3.    DEVELOPMENT MATTERS

3.1   General. AmDerma shall have responsibility for the US Development of the Product and to use Reasonable Efforts to perform all required actions as set forth in this Agreement and the Product Development Plan. Without limiting the foregoing, and as part of AmDerma' respective responsibilities set forth below, AmDerma shall:

3.1.1   Conduct the US Development of the Product in compliance in all material respects with all requirements of Applicable Law;

3.1.2   Maintain records, which shall be complete and accurate in all material respects and shall fully and properly reflect all expenses, in connection with the US Development of the Product and make such records available to AmDerma on an ongoing basis with reasonable notice; and

3.1.3   Consult with and keep Oculus current on all activities relating to the US Development of the Product, and notify Oculus when information contrary in any material respect to the Development Plan or related timeline is received.

3.2    Development Responsibilities of AmDerma. AmDerma shall perform all US Development activities required to gain all Regulatory Approvals necessary to manufacture, market, promote, use, distribute and sell the Product in the United States, including final formulation development, analytical method development and validation, API and Product specifications, commercial scale-up and process validation, manufacturing of registration and validation batches, pre-approval inspection and approval of manufacturing facilities, maintaining cGMP processes and procedures in conjunction with manufacturing, packaging, storage and stability of the Product, and other manufacturing-related activities required for Regulatory Approval of the Product. Oculus and AmDerma shall mutually agree upon a development budget and milestones to complete the US Development of the Product.

3.3    Development Responsibilities of Oculus. Oculus shall provide AmDerma with all cooperation and assistance as reasonably required by AmDerma, for the US Development activities to gain all Regulatory Approvals for the Product. AmDerma shall reimburse Oculus for all of the out-of-pocket costs and expenses incurred by Oculus to provide such assistance.

3.4    Development Plan for the Primary Indication. Within sixty (60) days of the Effective Date, AmDerma and Oculus shall mutually agree upon the Development Plan for the Product. In connection with the preparation and implementation of the Development Plan, each of the Parties will make available to the other information then in its possession pertaining to the Product which is reasonably necessary or useful for such US Development activities.

3.5   Development Plan for Secondary Indication. Within one (1) year of the first commercial sale by AmDerma of the Product in the United States, AmDerma shall identify at least one (1) Secondary Indication for which AmDerma shall pursue Development and Commercialization. In the event AmDerma declines to pursue at least one (1) Secondary Indication for the Product in the Territory, all rights and responsibilities for the use of the API for any Secondary Indications in the Field of Use shall revert to Oculus, and AmDerma shall have no further rights to Develop or Commercialize such Secondary Indications.

3.6   Development for Use in Other Countries. AmDerma, in its sole discretion, and at its sole cost and expense, may at any time during the Term, Develop the Product for use in one or more Other Countries.

4.   REGULATORY MATTERS

4.1   Regulatory and Development Responsibilities of AmDerma. AmDerma shall use Reasonable Efforts to gain Regulatory Approval for the Product in the United States. AmDerma shall use Reasonable Efforts to conduct any clinical trials (including the Clinical Studies and any clinical and non-clinical activities not contemplated as of the Effective Date or requiring a reformulation of the Product) required by the FDA to gain Regulatory Approval in the United States for the Product or otherwise as a condition to Regulatory Approval of the Product in the United States. AmDerma shall have overall responsibility, in accordance with the Development Plan, for the performance of the selected Development activities of preparation and submission of the pre-IND meeting package, preparation and filing of the Product's IND, preparation and submission of the Product's end of Phase 2 meeting package, pre-NDA preparation, preparation and filing of the Product's NDA. A person designated by AmDerma shall serve as the designated regulatory official for the Product for purposes of receiving communications from all Governmental Authorities in the United States.

4.2   Approval Activities. AmDerma shall file all United States Regulatory Approvals related to the Product in AmDerma's or its Affiliate's name, including the IND and the NDA, and shall pay all fees related to the filing and prosecution of all United States Regulatory Approvals related to the Product through and including NDA approval. AmDerma shall exclusively own all Regulatory Approvals, including the IND and the NDA related to the Product.

4.3   Cooperation. The Parties shall cooperate in good faith with respect to the submission, prosecution and maintenance of the Regulatory Approvals for the Product with the FDA or other applicable Governmental Authority within the United States and AmDerma shall keep Oculus informed with respect to all critical matters related to the Regulatory Approvals for the Product in the United States. A pharmacovigilance alert process will be implemented by AmDerma in the United States in order to comply with all legal obligations.

4.4   Regulatory Approval in Other Countries. AmDerma, in its sole discretion, and at its sole cost and expense, may apply for Regulatory Approvals for the Product in one or more Other Countries during the Term. Oculus will cooperate with AmDerma in such activities at no cost to AmDerma. Subject to AmDerma's right of first refusal to expand the Territory to include additional countries, Oculus, in its sole discretion and at it sole cost and expense, may apply for Regulatory Approvals for the Product in countries outside the Territory. Oculus shall not have the right to reference AmDerma's Clinical Studies and Regulatory Approvals in the Territory without the express written consent of AmDerma, which may be withheld in its sole discretion.

5.    COMMERCIALIZATION

5.1    AmDerma Commercialization Activities. AmDerma shall use Reasonable Efforts to Commercialize Product in the United States. AmDerma, may, in its sole discretion, Commercialize the Product in one or more Other Countries following Regulatory Approval in a subject country. Without limiting the foregoing, AmDerma shall Commercialize Product in the United States in accordance with a commercialization plan for Product, which plan shall be prepared by AmDerma and delivered to Oculus no later than [  ]* ([  ]*) months prior to the expected date of First Commercial Sale in the United States (the "Commercialization Plan"). AmDerma may amend the Commercialization Plan at any time during the Term. AmDerma shall promptly provide any proposed amendment to the Commercialization Plan to Oculus. AmDerma shall have sole decision-making authority over the Commercialization Plan. In addition, AmDerma will keep Oculus informed on a quarterly basis of the commercialization activities of AmDerma with regard to Product in the Territory. AmDerma covenants and agrees that it shall comply with all Applicable Laws in the Commercialization of Product (including, without limitation, all anti-fraud laws and regulations) and shall only market Product for uses approved by applicable Governmental Authorities.

5.2    Product Manufacturing. AmDerma shall, in its sole discretion, determine the appropriate commercial manufacturing location for the Product in the Territory. AmDerma shall have the right to designate Oculus as the commercial manufacturer of the Product. In such event, Oculus shall ensure that all manufacturing facilities for the Product are compliant with cGMP and FDA standards and the Parties shall negotiate a supply agreement for the Product on terms and conditions that are customary in the industry. Notwithstanding the foregoing, should AmDerma designate Oculus as the commercial manufacturing site for the Product, the supply price for the sale of Product manufactured by Oculus for AmDerma shall not exceed Oculus' standard cost of manufacturing plus a markup of [  ]* percent ([  ]*%). In the event that AmDerma elects to manufacture the Product in a site controlled by AmDenna, its Affiliates, or an independent Third Party, Oculus shall cooperate with AmDerma in (i) installing and qualifying any proprietary equipment necessary to manufacture the Product at the designated site, and (ii) training or hiring all necessary personnel to operate the Oculus manufacturing equipment within AmDerma's designated site. All such equipment shall be finded and owned exclusively by Oculus and utilized by AmDerma solely to manufacture the Product. AmDerma shall not be permitted to provide maintenance services to the equipment. Oculus shall at its own expense train and hire outside service engineers to maintain the equipment. AmDerma will be responsible for all costs associated with raw materials, packagaing, supply chain, warehousing and shipping the Product.

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 * Confidential material redacted and separately filed with the Commission.

6.   FEES AND PAYMENTS

6.1   Upfront Fees. AmDerma shall pay to Oculus an upfront fee of $250,000 (Two Hundred and Fifty Thousand Dollars) upon the effectiveness of the IND (pursuant to 21 C.F. R. §312.40(b)) for the Primary Indication. At AmDerma's discretion, AmDerma may require Oculus to credit the $250,000 (Two Hundred and Fifty Thousand Dollars) previously paid by AmDerma to Oculus under the February 14, 2011 Option Agreement against such milestone.

6.2   Milestones. Upon the first occurrence of each milestone event related to the Primary Indication set forth below (each, a "Milestone"), a one-time Milestone payment will be due from AmDerma to Oculus as follows:

Milestone Event	MilestonePayment
(U.S. Dollars)
Upon successful completion of the Phase 1 Clinical Study	$[ ]*
Upon successful completion of the Phase 2 Clinical Study	$[ ]*
Upon successful completion of the Phase 3 Clinical Study	$[ ]*
Upon the FDA's final approval of the NDA for the Product	$[ ]*

For the purposes of this Section "successful completion" shall mean that: (a) the subject Clinical Study was conducted in accordance with the relevant IRB-approved clinical study protocol and all amendments thereof and in conformance with the relevant FDA cGCP guidelines, data lock has occurred, and a draft clinical study report has been completed and submitted to AmDerma; (b) in addition, in the case of a Phase 2 Clinical Study, such Clinical Study has not revealed any adverse data that would prevent or render scientifically imprudent a Phase 3 Clinical Trial being undertaken; and (c) in the case of a Phase 3 Clinical Study, that such Clinical Study has achieved each of its primary endpoints in a statistically significant manner and has not revealed any adverse data that would lead a reasonably prudent person skilled in the field of clinical development in the United States to conclude that those data would prevent a Product NDA from being filed and approved or that a product based upon the results of that Phase 3 Clinical Study would be unsafe or ineffective.

When a Milestone is achieved, AmDerma shall promptly, but in no event more than fifteen (15) business days after the achievement of each such Milestone, notify Oculus in writing of the achievement of same. For all Milestones achieved, AmDerma shall promptly, but in no event more than thirty (30) business days after receipt of notice relating to the achievement of each such Milestone, remit payment to Oculus for such Milestone in accordance with this Section 10.2. The upfront and milestone payments shall not be refundable or creditable against royalties due under this Agreement.

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* Confidential material redacted and separately filed with the Commission.

6.3   Oculus Royalties. AmDerma shall during the Term, pay to Oculus the below royalties for Net Sales during a Calendar Quarter, based upon the annual Net Sales of Product in the Territory for the Primary Indication as follows:

Annual Net Sales of Branded Product	Royalty Rate

On the annual Net Sales in the Territory of less than $35,000,000 (Thirty-Five Million Dollars)	[ ]*%

On the annual Net Sales in the Territory equal to or greater than $35,000,000 (Thirty-Five Million Dollars), but less than $150,000,000 (One Hundred and Fifty Million Dollars)	[ ]*%

On the annual Net Sales in the Territory equal to or greater than $150,000,000 (One Hundred and Fifty Million Dollars)	[ ]*%

Annual Net Sales shall be determined based on a calendar year. The annual Net Sales for the year in which the First Commercial Sale in the United States occurs and the last year of the Term shall be prorated as follows. The three thresholds of annual Net Sales used to determine the applicable royalty rate described in this Section 6.3 shall be multiplied by the quotient of the number of days remaining in the calendar year after the date of the First Commercial Sale in the United States divided by 365. For example, if the First Commercial Sale in the United States occurred on June 30th then the first threshold of Net Sales used to determine the royalty rate would be $17,500,000 (Seventeen and One-Half Million Dollars), (i.e., (184 days/365 days) x $35mm = $17.5mm); rather than the $35,000,000 (Thirty-Five Million Dollars) threshold that would be applied to a full year of Product Net Sales.

6.4   Commercial Milestones AmDerma shall pay to Oculus the following one-time milestone payments upon achievement of each designated milestone event related to the Primary Indication:

Milestone Event	MilestonePayment
(U.S. Dollars)
Upon the first anniversary of the First Commercial Sale	$[ ]*
In the event that cumulative Net Sales of the Product exceed $50,000,000 (Fifty Million Dollars) within [ ]* ([ ]*) years of the First Commercial Sale	$[ ]*

6.5   Payment for Secondary Indications. For each Secondary Indication pursued by AmDerma, AmDerma shall pay to Oculus: (a) milestone payments in accordance with the structure outlined in Section 6.2, which shall be adjusted depending on the required milestone events for such Secondary Indications, and (b) the same royalties described in Section 6.3 for each Secondary Indication pursued by AmDerma.

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* Confidential material redacted and separately filed with the Commission.

7.   PAYMENT; RECORDS; AUDITS

7.1   Payment; Reports. All payments due under this Agreement shall be paid within sixty (60) days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Product by AmDerma in sufficient detail to permit confirmation of the accuracy of the payment made, including, the number of Products sold, the gross sales and Net Sales of such Products, the royalties payable, and the method used to calculate the royalties. AmDerma shall keep complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Oculus to confirm the accuracy of all payments due hereunder.

7.2    Manner and Place of Payment. All payments hereunder shall be payable in United States Dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Oculus.

7.3    Audits. During the Term and for a period of three (3) years thereafter, AmDerma shall keep complete and accurate records pertaining to the sale or other disposition of Products upon which royalties are due, in sufficient detail to permit Oculus to confirm the accuracy of all payments due hereunder. Once a calendar year during the Term, and for a period of three (3) years thereafter, Oculus shall have the right to cause an independent, certified public accountant reasonably acceptable to AmDerma to audit such records to confirm Net Sales, royalty payments and other payments for a period covering not more than the preceding three years; provided, however, that such auditor shall enter into a confidentiality agreement with AmDerma and will not disclose AmDerma's Confidential Information to Oculus, except and only to the extent such disclosure is necessary to verify the amount of payments due under this Agreement, and such certified public accountant is not paid on a commission or contingency fee basis. Such audits may be exercised during normal business hours upon reasonable prior written notice. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Oculus shall bear the full cost of such audit unless such audit discloses an underpayment by AmDerma of more than the five percent (5%) of the amount of royalty payments or other payments due to Oculus under this Agreement, in which case, AmDerma shall bear the full cost of such audit and shall promptly remit the amount of any underpayment along with interest calculated as described in Section 11.4.

7.4   Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at LIBOR +2% during the delinquent period per annum; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Oculus from exercising any other rights it may have as a consequence of the lateness of any payment.

7.5    Accounting. The Parties acknowledge that any expenses or costs deducted from Net Sales under this Agreement may be based upon accruals, which accruals will be compliant with Generally Accepted Accounting Principles ("GAAP"), consistently applied; provided that when the actual results become known relative to any accrued amount, any difference between the actual results and the accrual is reported and accounted for in the next payment due hereunder. To the extent that the difference between such accruals and the actual results has led to an underpayment, AmDerma shall pay Oculus the amount of such underpayment within 30 days of the report indicating an underpayment. To the extent that the difference between such accruals and the actual results has led to an overpayment to Oculus, AmDerma may set-off such overpayments against subsequent payments to be made to Oculus; additionally, if any overpayments remain upon the expiration or termination of this Agreement, Oculus shall refund such overpayments to AmDerma within thirty (30) days of receiving an invoice for such overpayment together with applicable supporting documentation.

8.    INTELLECTUAL PROPERTY AND RELATED INDEMNITIES AND WARRANTIES.

8.1    Patent Prosecution and Maintenance.

8.1.1    Invention Disclosure. Oculus agrees to disclose in writing to AmDerma any material Oculus Technology it conceives of during the Term which may be relevant to the use, sale, manufacture, marketing, offer for sale, export or import of Product, to the prosecution (including decisions of whether to prosecute) of a Patent to protect the Product market, or to enforce such intellectual property against Third Party infringers ("Product Inventions"), together with any such related Information in Oculus' Control as reasonably requested by AmDerma. Oculus shall make such disclosures promptly after such Product Inventions are conceived, and in any event no less frequently than every Calendar Quarter (to the extent there are Product Inventions to disclose during the applicable Calendar Quarter).

8.1.2    Patents.

8.1.2.1    Oculus Patents. During the Term, Oculus shall be responsible, in its discretion, for the preparation, filing, prosecution and maintenance of Oculus' United States Patents disclosing Oculus inventions relative to the Product. AmDerma may in its sole discretion, prepare, file and prosecute, in Oculus' name, the Oculus PCT application(s) for Oculus inventions relative to the Product plus the foreign national phase patent applications(s) within the Territory (exclusive of the United States). The cost of such preparation, filing, prosecution and maintenance of Oculus' United States Patents shall be borne by Oculus. The cost of such preparation, filing, prosecution and maintenance of Oculus' non-US Patents shall be borne by AmDerma. The Parties shall keep each other informed of their respective progress with regard to the preparation, filing, prosecution and maintenance of Oculus' United States Patents and Oculus' non-United States Patents in the Territory, including providing the other Party with a copy of any and all correspondence between the Party and the respective patent offices of filing and the Parties shall provide each other with sufficient time to review and comment on such communications (excluding any non-substantive correspondence or communications). Oculus shall adhere to the requests and suggestions of AmDerma with respect to strategies for prosecution and maintenance of Oculus' United States Patents and revisions to correspondence with the U.S. Patent Office.

8.1.2.2    Third Party Patents. Oculus shall at its sole cost and expense use Reasonable Efforts to obtain for use by itself and AmDerma, Third Party patents, intellectual property, know-how, trade secrets or other technologies (or a license for itself and AmDerma to same) for use in Development, Commercialization or manufacture of the Product to the extent necessary (including, without limitation to prevent infringement of Third Party intellectual property) for the Development, Commercialization or manufacture of the Product for sale in the Territory. The cost, including up-front, milestone and royalties of a license established between Oculus and a Third Party relative to the Product or manufacture of the Product shall be the financial responsibility of Oculus.

8.1.3    Cooperation of the Parties. The Parties agree to cooperate fully in the preparation, filing, prosecution and maintenance of any Oculus Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Oculus Patent claiming the composition or use of a Product being commercialized pursuant to this Agreement.

8.1.4    Abandonment. If Oculus elects during the Term of this Agreement (i) to abandon the prosecution or maintenance of any Oculus Patent, or (ii) not to file a patent application in the Territory for any Product Invention, then Oculus shall promptly notify AmDerma in writing at least sixty (60) days before the abandonment or applicable filing deadline and AmDerma shall have the right to cause Oculus, at AmDerma's expense, to file, prosecute, continue prosecution and/or maintenance, as applicable, of such Oculus Patent. In the event of the forgoing, AmDerma shall be entitled, at its discretion and expense, upon written notice to Oculus, to file, prosecute and/or maintain such Oculus Patents, in Oculus' name. Additionally, if competent evidence demonstrates that Oculus has failed to diligently prosecute and/or maintain an Oculus Patent in the Territory, and Oculus has not cured such failure within sixty (60) days of notice thereof from AmDerma (or, if shorter, at least ten (10) business days before any applicable time limit or deadline), AmDerma shall be entitled, upon written notice to Oculus, to prosecute and maintain such Oculus Patent in Oculus' name. In either case, AmDerma shall keep Oculus reasonably informed on matters regarding such prosecution and maintenance, including by providing Oculus with a copy of any and all correspondence between AmDerma and the U.S. Patent Office, providing Oculus with sufficient time to review and comment on such communications (excluding any non-substantive correspondence or communications) and considering in good faith the requests and suggestions of Oculus with respect to such communications with the U.S. Patent Office. With respect to the activities set forth in this Section, Oculus shall provide a power of attorney and all files and other Information Controlled by Oculus pertaining to such Oculus Patents, as soon as reasonably practical after receiving such written election.

8.1.5    AmDerma Patents. Nothing in this Agreement shall be interpreted as in any way limiting AmDerma's right to file patents on inventions or discoveries made by AmDerma on the Product.

8.2   Infringement by Third Parties. The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any Oculus Patent of which they become aware.

8.2.1    Oculus Patents. With respect to infringement of any Oculus Patent that is likely to have an effect or impact on the sales or commercial potential of the Product in the Territory, AmDerma, at its own expense, shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Oculus Patent at its own expense and using counsel of its own choice, and Oculus shall have the right, at its own expense, to participate in any such action with counsel of its own choice, subject to AmDerma's control.

8.2.2    Cooperation. In the event a Party brings an infringement action in accordance with this Section 8.2, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney to bring suit in the other Party's name and/or being named as a Party and the Party bringing the action shall keep the other Party and/or their designated legal counsel reasonably informed as to the progress of such action. AmDerma, at its own expense, shall have the sole right to settle any litigation under this Section 8.2. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of the Parties, shall be retained by [  ]*, except that [  ]*, shall, to the extent [  ]* for purposes of this Agreement. In the event [  ]* the [  ]* the [  ]*. By way of example, if [  ]* and [  ]*, then [  ]*.

8.3   Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties or their Affiliates or contractor in connection with the development, manufacture, use, offer for sale, sale or import of Product infringes the issued patent rights (or would infringe the claims, if issued, of a pending patent application) of any Third Party in the Territory ("Patent Claims").

8.3.1   Without limiting the Parties' other rights or remedies under this Agreement, AmDerma shall have the first right (but not the obligation) of control in addressing, defending, managing and conducting any negotiations, litigation, threatened litigation or settlement regarding such Patent Claims (collectively "Litigation"), using counsel of its choice and at its own expense. Subject to AmDerma's control, AmDerma and Oculus and their respective Affiliates shall when reasonably practical consult with each other on the course of action to be followed. In the event that AmDerma does not respond to any claim of Litigation against Oculus within (a) sixty (60) days following the notice of such claim or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a response to such claim, whichever comes first, Oculus shall have the right to bring and control any such Litigation at its own expense and using counsel of its own choice.

8.3.2    Cooperation. In the event of a Litigation in accordance with this Section 12.3, Oculus shall cooperate fully with AmDerma, including, if joined in such Litigation, the furnishing of a power of attorney to defend such Litigation in the other Party's name and/or being named as a Party for the purposes of any cross claim or counterclaim and AmDerma shall keep Oculus and/or Oculus' designated legal counsel reasonably informed as to the progress of such action. Neither Party shall enter into any settlement of Litigation, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

________________

* Confidential material redacted and separately filed with the Commission.

8.3.3    Responsibility for Licensing. Notwithstanding the other provisions of this Section 12.3, if the settlement of Litigation provides for or requires the licensing or acquisition of any Third Party intellectual property, the portion of the settlement attributable to such licensing or acquisition shall allocated between the Parties in accordance with Section 8.1.2.2.

9.    REPRESENTATIONS AND WARRANTIES

9.1    Representations and Warranties of Both Parties. Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2    Representations, Warranties and Covenants of Oculus. Oculus represents, warrants and covenants to AmDerma as follows (provided that with respect to Oculus Technology, or any part thereof, any representations, warranties and covenants in this Section 9.2 (other than those set forth in Sections 9.2.10 through and including Section 9.2.14) shall be limited to the sale, use and distribution of the Product in the United States for the approved uses directly resulting from the implementation of the Development Plan by AmDerma):

9.2.1    As of the Effective Date, neither Oculus nor any of its Affiliates has received any written notice from any person, or has knowledge, of any actual or threatened claim or assertion that (i) Oculus' or its Affiliates' Development of the Product (including the components of the Product), (ii) any of Oculus' or its Affiliates' activities in the Development, license or acquisition of the Oculus Technology, or (iii) the manufacture, use, offer for sale, sale or import of Product under the Oculus Technology, for approved uses directly resulting from the Development Plan infringes (or would infringe) or misappropriates any intellectual property rights of any Third Party (including the claims, if issued, of pending patent applications); and Oculus will inform AmDerma if Oculus receives any such notice during the Term;

9.2.2    As of the Effective Date, (i) there is no action or proceeding pending or, to Oculus' knowledge, threatened, with respect to the Product or the Oculus Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, or that questions the validity of this Agreement or any action taken by Oculus in connection with the effectiveness of this Agreement; and (ii) there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Oculus with respect to the Product, API, or the Oculus Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, in either case that is reasonably likely to have a material adverse effect on the rights granted to AmDerma hereunder, and Oculus will inform AmDerma if any of the forgoing occurs during the Term;

9.2.3    As of the Effective Date, to the knowledge of Oculus, the use of the Oculus Technology by AmDerma, Oculus and their respective Affiliates and contractors, as contemplated by this Agreement, including in the development of the Product (including the components of the Product), and in the manufacture, use, offer for sale, sale or import of Product including the components of the Product) does not infringe any claim of any issued patent of any Third Party. As of the Effective Date, Oculus has no knowledge of any pending patent application, which if issued, would similarly be infringed by the use of the Oculus Technology as contemplated by this Agreement;

9.2.4   To the knowledge of Oculus, Oculus has not and will not violate the trade secrets or misappropriate the confidential Information or intellectual property of any Third Party in connection with the Development or manufacturing of the Product or the development, license or acquisition of the Oculus Technology;

9.2.5   Oculus owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Oculus Technology in existence as of the Effective Date;

9.2.6   Oculus has and will maintain during the Term the right to grant the licenses granted to AmDerma relating to the Oculus Technology in existence as of the Effective Date; and to the knowledge of Oculus, (i) Oculus has or through the Development process will secure and will maintain during the Term the right to grant the licenses granted to AmDerma relating to all Oculus Technology created or invented during the Development process, and (ii) Oculus owns all right, title and interest in and to, or has or will have a license, sublicense or otherwise permission to use and license, all of the Oculus Technology created or invented during the Development process;

9.2.7   Oculus has not as of the Effective Date, and will not during the Term, grant or place any liens, security interests and/or other encumbrances in or on the Oculus Technology that would conflict or interfere (including as due to a default or breach of a Third Party obligation of Oculus) with the licenses granted to AmDerma herein;

9.2.8   Exhibit A sets forth a true and complete list of all Patents Controlled by Oculus that claim the Product or the use of the Product in the Territory as of the Effective Date;

9.2.9   To Oculus' knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation Oculus any of the Oculus Technology by any Third Party, including any current or former employee or consultant of Oculus and its Affiliates, and Oculus will inform AmDerma if any of the forgoing occurs during the Term;

9.2.10   All current, former and future employees and consultants of Oculus and its Affiliates who are, have been or will be substantively involved in the design, review, evaluation or development of Oculus Technology or the Product have executed (or with respect to future employees or consults will execute) written contracts or are otherwise obligated to protect the Confidential Information of Oculus, and of any Third Party received through their position with Oculus, and to vest in Oculus or its Affiliates exclusive ownership or license rights consistent with this Agreement of the Oculus Technology as they invent or develop;

9.2.11   Oculus has made, or will make, available to or provide AmDerma with copies of all material Information in Oculus' Control regarding the Product and the Oculus Technology, which could reasonably be expected to be material to assessing the commercial potential for the Product, the ability to timely gain Regulatory Approval of the Product, and/or the risks of infringing Third Party intellectual property through development, manufacture, use, offer for sale, sale or import of Product;

9.2.12   As of the Effective Date, Oculus has not granted any license herein to AmDerma, which could cease, expire or terminate upon the default or breach of any agreement with a Third Party;

9.2.13   Neither Oculus nor any of its employees, agents or consultants have been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program, nor shall TI employ, contract with or retain any person directly or indirectly to perform Services if such person is debarred by the FDA under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program. Oculus agrees to immediately disclose in writing to AmDerma if any employee, investigator or agent is debarred by the FDA, if any action or investigation is pending, or to the best of Oculus' knowledge, is threatened relating to the debarment of Oculus or any person performing Services in connection with any of the projects contemplated under this Agreement;

9.2.14   Oculus agrees that during the Term it will not (a) enable or contract with any Third Party to develop, import or export, market, sell or distribute the Product in the Field of Use in the Territory or itself develop or supply the Product for sale in the Territory, except for the development and supply of the Product pursuant to this Agreement; (b) enable or contract with any Third Party to develop, manufacture, import, market, sell or distribute any Competing Product in the Field of Use in the Territory or itself develop or supply any Competing Product for sale in the Field of Use in the Territory; or (c) enable or contract with any Third Party for the use of the Trademark in the Territory or itself use the Trademark in connection with any product in the Territory other than the Product pursuant to this Agreement.

9.3    Representations, Warranties and Covenants of AmDerma. AmDerma represents, warrants and covenants to Oculus as follows:

9.3.1   As of the Effective Date, to AmDerma's knowledge, (i) there is no action or proceeding pending or threatened, with respect the Product or the Oculus Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, or that questions the validity of this Agreement or any action taken by AmDerma in connection with the effectiveness of this Agreement, and (ii) there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against AmDerma with respect to the Product or the API including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving the Product, in either case that is reasonably likely to have a material adverse effect on the rights granted to AmDerma hereunder, and AmDerma will inform Oculus if any of the forgoing occurs during the Term.

9.3.2   To the knowledge of AmDerma, AmDerma has not and will not violate the trade secrets or misappropriate the confidential Information or intellectual property of any Third Party in connection with the development or Commercialization of the Product.

9.3.3   AmDerma has not as of the Effective Date, and will not during the Term, grant or place any liens, security interests and/or other encumbrances in or on the Oculus Technology that would conflict or interfere with the licenses granted to AmDerma herein or AmDerma's ability to exercise the rights granted and perform its obligations provided for herein.

9.3.4   All current, former and future employees and consultants of AmDerma and its Affiliates who are, have been or will be substantively involved in the design, review, evaluation or development of Oculus Technology or the Product have executed (or with respect to future employees or consults will execute) written contracts or are otherwise obligated to protect the Confidential Information of Oculus, and of any Third Party received through their position with AmDerma, and to vest in Oculus or its Affiliates exclusive ownership of the Oculus Technology as they invent or develop.

9.3.5   AmDerma agrees that during the Term, except as permitted under this Agreement, it will not, and will not enable or contract with any Third Party to develop, manufacture, import, market, sell or distribute any Competing Product in the Territory.

9.3.6   Neither AmDerma nor any of its employees, agents or consultants have been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§ 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program, nor shall AmDerma employ, contract with or retain any person directly or indirectly to perform Services if such person is debarred by the FDA under the Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), including, but not limited to, the Federal Medicare or a state Medicaid program. AmDerma agrees to immediately disclose in writing to Oculus if any employee, investigator or agent is debarred by the FDA, if any action or investigation is pending, or to the best of AmDerma's knowledge, is threatened relating to the debarment of AmDerma or any person performing Services in connection with any of the projects contemplated under this Agreement.

9.4   Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, AND IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, neither Party warrants that the Development or Commercialization of the Product will be successful.

9.5    Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 10 OR CAUSED BY FRAUD, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, provided however, that this Section 9.5 shall not be construed to limit either Party's indemnification obligations under Section 12 relating to consequential damages awarded to a Third Party.

10.    CONFIDENTIALITY

10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"). Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2    Exceptions. Confidential Information, as used throughout this Agreement, shall not include any information that receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such information, as evidenced by its contemporary written records; (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

10.3    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

10.3.1    regulatory filings for Product as contemplated by this Agreement;

10.3.2    prosecuting or defending litigation as permitted by this Agreement;

10.3.3   complying with applicable court orders or governmental regulations or inquires, including the listing standard of any national or international securities exchange;

10.3.4   conducting (i) commercialization activities in accordance with a license granted under Section 2.1 or (ii) Development activities pursuant to Article 3; and

10.3.5   disclosure to Affiliates, employees, consultants, accountants or agents or to other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each ease, that any such Affiliate, employee, consultant, accountant, agent or Third Party agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Section 10.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Section 10.3.2 or 10.3.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with any regulatory authority (such as the Securities and Exchange Commission) or as otherwise required by law.

10.4    Publications. Each Party to this Agreement recognizes that the publication of papers regarding results of and other information regarding development activities with respect to Product, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Each Party will keep the other informed of any plan to publish anything related to the Product. Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, related to  the Product, including any Confidential Information of the other Party. Before any such material is submitted for publication, the publishing Party shall deliver a complete copy, including an English translation if applicable, to the other Party at least forty-five (45) days prior to submitting the material to a publisher or initiating any other disclosure. Such other Party shall review any such material and give its comments to the Party proposing publication within thirty (30) days of the delivery of such material to such other Party. With respect to oral presentation materials and abstracts, the reviewing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the other Party with appropriate comments.

10.5    Publicity. It is understood that AmDerma may issue a press release announcing the execution of this Agreement. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that either Party may issue a press release if it determines, based on advice of counsel, that it is necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith; however such press release shall not disclose the Product's dosage form, API or Trademark without the prospective written permission of AmDerma.

11.    TERM AND TERMINATION

11.1    Term. The term of this Agreement (the "Term") shall commence on the Effective Date and continue in perpetuity, unless the Agreement is Terminated pursuant to this Section 11.1.

11.2    Breach.

11.2.1    Termination. Each Party shall have the right to terminate this Agreement upon written notice to the other upon the occurrence of or after a material breach of this Agreement by the other Party if the breaching Party has not cured such breach within sixty (60) days following written Notice of termination by the non-breaching Party provided, however, that (1) if the allegedly breaching Party disputes whether there has been a material breach and initiates a declaratory judgment action, then (subject to the limitation set forth in the following sentence) the time to cure such breach shall toll pending such action and such Party shall have until sixty (60) days following the determination (or dismissal) of such action to cure such breach; or (2) if a material breach has taken place and is not cured within 60 days of written notice and the defaulting Party is demonstrating good faith efforts to cure such breach, the Agreement shall not be terminated as long as the breaching Party's good faith efforts to cure the breach continue. Nevertheless, if the breaching Party's good faith efforts do not cure the breach within one hundred and twenty (120) days, the non-defaulting Party shall have the right, at its option, to cancel and terminate this Agreement.

Notwithstanding any termination under this Section 15.2, any obligation by a Party to make any monetary payment, which had accrued or has become payable as of the date of termination shall survive termination of this Agreement.

11.2.2    AmDerma Option to Retain License on Oculus Breach. In the event that Oculus has materially breached this Agreement and failed to cure such breach as provided in Section 11.2.1 above, and AmDerma does not wish to terminate its exclusive license hereunder, AmDerma may in its discretion, retain its license on a royalty free basis for so long as AmDerma continues to Commercialize the Product in the Territory.

11.2.3    Oculus Rights on AmDerma Breach. In the event that AmDerma has materially breached this Agreement and failed to cure such breach as provided in Section 11.2.1 above, and Oculus does not wish to terminate this Agreement, Oculus may, in its discretion, seek to have the court determine whether such material breach has occurred and if it is deemed to have occurred, assign appropriate relief or damages as may be available at law or in equity.

11.3    Termination for Convenience. AmDerma shall have the right to terminate this Agreement at any time upon sixty (60) days notice to Oculus. If AmDerma elects to terminate the Agreement as set forth in this Section 11.3 and Oculus continues the development of the Product, either itself or through a Third Party, AmDerma shall be reimbursed for its documented, out-of-pocket development costs, including all clinical costs, from the proceeds of the Commercialization of the Product.

11.4    Effect of Expiration or Termination; Surviving Obligations.

11.4.1    Effect of Expiration or Termination. Upon the expiration of the Term or termination of this Agreement pursuant to Section 11.2 or 14.9, all rights and obligations of the Parties under this Agreement shall terminate and the license provided in Section 2.2 shall terminate, except in the case of each of the above, as provided in this Section 11.4, Section 11.2.2 and Section 11.2.3. Upon termination of this Agreement by AmDerma for Oculus's breach of the Agreement, AmDerma shall continue to have the right, itself and/or through or with its Affiliates and sublicensees or any of their designees to develop, have developed, make, have made, use distribute, offer for sale, import, export and sell the Product in the Territory and shall have a fully paid-up, non exclusive, irrevocable license in such countries under the rights licensed to AmDerma pursuant to Section 2.1. Without limiting the foregoing, upon the termination of this Agreement, AmDerma may continue to sell inventory of Product then on hand for an additional period not to exceed one (1) year, and the sale of such Product shall be subject to the terms and conditions of this Agreement.

11.4.2    Return of Confidential Information. Except as otherwise provided in this Agreement, within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession.

11.4.3    Surviving Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement.

11.5    Exercise of Right to Terminate. The rightful use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

11.6    Damages; Relief. Subject to Section 11.4 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to any article or section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar foreign laws (collectively, the "Bankruptcy Code"), licenses of rights to be "intellectual property" as defined under the Bankruptcy Code or such foreign laws.

11.7.1   If a case is commenced during the Term by or against Oculus or its Affiliates under a Bankruptcy Code then, unless and until this Agreement is rejected as provided in such Bankruptcy Code, Oculus (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a Bankruptcy Code case is commenced during the Term by or against Oculus, this Agreement is rejected as provided in the Bankruptcy Code and AmDerma elects to retain its rights hereunder as provided in the Bankruptcy Code, then Oculus, subject to the Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to AmDerma copies of all Information necessary for AmDerma to prosecute, maintain and enjoy its license under the Oculus Technology under the terms of this Agreement held by Oculus and such successors and assigns promptly upon AmDerma's written request therefor. To retain its rights, AmDerma is required to continue to satisfy its payment obligations under this Agreement. All rights, powers and remedies of AmDerma, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against Oculus.

11.7.2   If a case is commenced during the Term by or against AmDerma or its Affiliates under a Bankruptcy Code then, unless and until this Agreement is rejected as provided in such Bankruptcy Code, AmDerma (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a Bankruptcy Code case is commenced during the Tenn by or against AmDerma, this Agreement is rejected as provided in the Bankruptcy Code and Oculus elects to retain its rights hereunder as provided in the Bankruptcy Code, then AmDerma, subject to the Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to Oculus copies of all Information necessary for Oculus to prosecute, maintain and enjoy the Oculus Technology rights granted to AmDerma under the terms of this Agreement held such successors and assigns promptly upon Oculus' written request therefor. All rights, powers and remedies of Oculus as a licensor provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against AmDerma.

12.    INDEMNIFICATION

12.1    Indemnification by Oculus. Oculus hereby agrees to save, defend and hold AmDerma and its Affiliates and their respective directors, officers, employees and agents (each, a "AmDerma Indemnitee") harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "Losses"), to which any AmDerma Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of (a) the material breach by Oculus of any warranty, representation, covenant or agreement made by Oculus in this Agreement; (b) any and all Losses relating to the post Termination. Oculus continued Development and Commercialization; or (c) any Third Party intellectual property infringement or misappropriation claims allegations, investigations or demands to the extent arising from use of the Oculus Technology (as permitted by this Agreement and directly resulting from the implementation of the Development Plan) in the manufacture, marketing or distribution of the Product for use in the United States, except in the case of (b) and (c), above to the extent that such Losses result from: (a) product liability or personal injury claims relating to manufacturing and handling of commercial Product, including but not limited to source and supply of API or any formulation component, any stage of finished Product manufacturing, packaging, shipping and storage by AmDerma or any Third Party; (b) the negligence or willful misconduct of any AmDerma Indemnitee; (c) the breach by AmDerma of any warranty, representation, covenant or agreement made by AmDerma in this Agreement; or (d) AmDerma's separate Development of Product for Regulatory Approval and Commercialization outside the United States.

12.2    Indemnification by AmDerma. Except and then only to the extent provided in Sections 12.1 and 12,4, AnaDerma hereby agrees to save, defend and hold Oculus and its Affiliates and their respective directors, officers, employees and agents (each, an "Oculus Indemnitee") harmless from and against any and all Losses to which any Oculus Indemnitee may become subject as a result of any allegation, investigation, claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the Development or Commercialization of any Product in the Territory.

12.3    Control of Defense. Except for Patent Claims as set forth in Section 8.2, any entity entitled to indemnification under this Section 16 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld, delayed or conditioned), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses.

12.4    Other Product Liability Claims. To the extent either party incurs any Losses arising from or in connection with any claim based on product liability with respect to the Product that is not a "Known Product Risk" as defined below ("Product Claim"), such Losses shall be [  ]* during the Royalty Term [  ]* percent ([  ]*%) by Oculus and [  ]* percent ([  ]*%) by AmDerma. AmDerma shall have sole control in addressing, defending, managing and conducting any negotiations, litigation, threatened litigation or settlement regarding such Product Claim, using counsel of its choice. Subject to AmDerma's control, AmDerma and Oculus and their respective Affiliates when reasonably practical shall consult with each other on the course of action to be followed. In the event that AmDerma does not respond to any Product Claim against Oculus within (a) sixty (60) days following the notice of such claim, or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a response to such Product Claim, whichever comes first, Oculus shall have the right to control any such Product Claim, using counsel of its own choice. In the event of a Product Claim, Oculus shall cooperate fully with AmDerma, including, if a party in such Product Claim, the furnishing of a power of attorney to defend Oculus in such litigation in Oculus' name and/or being named as a party for the purposes of any cross claim or counterclaim and AmDerma shall keep Oculus and/or Oculus' designated legal counsel reasonably informed as to the progress of such action. Neither party shall enter into any settlement of a Product Claim, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned. For purposes of this Section 12.4, "Known Product Risk" shall consist of the following: any and all known side effects, contraindications, drug interactions, adverse events, and risks of use of the API, any other components singly or in combination of the Product formulation, the Product container and propellant, but in each such case only as noted in available information in the English, German, French or other European Union languages, such as reputable and published, scientific studies, reports, case reports, and textbooks and product labeling, adverse event reporting and other available databases. For the avoidance of doubt any Losses relating to post Termination Oculus continued Development and Commercialization shall be the sole obligation of Oculus.

_______________

* Confidential material redacted and separately filed with the Commission.

12.5    Contributory Negligence. Subject to the indemnification obligations under Sections 12.1 and 12.2 of this Agreement and unless otherwise agreed upon between the Parties to the extent any Losses are caused and attributed by a court of competent jurisdiction to the negligence of both Parties, the apportionment of liability, assigned by the court, shall be shared between the Parties based upon the same proportionate sharing as stated in Section 16.4 and each Party shall be responsible for its own defense and its own costs including, but not limited to, the cost of defense attorneys' fees and witnesses' fees and expenses incident thereto.

12.6    Insurance. The Parties shall maintain during the Term, at their own expense, general liability coverage appropriate to its activities with reputable and financially secure insurance carriers to cover its activities related to this Agreement.

13.    DISPUTE RESOLUTION

13.1    Disputes. The Parties recognize that disputes as to certain matters arising under this Agreement may arise from time-to-time. It is the objective of the Parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the procedures set forth in this Section 17 to resolve any such issues or disputes. The Parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

13.2    Escalation. Notwithstanding provisions elsewhere in this Agreement, prior to taking action as provided in Section 13.3 of this Agreement, the Parties shall first submit such dispute to the Chief Executive Officer of Oculus and the Chief Executive Officer of AmDerma (collectively, the "Executives"), or their respective designated representatives who shall be a senior executive officer with authority to settle the applicable issue or dispute, for resolution. The Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) calendar days, unless the Executives mutually agree in writing to extend such period of negotiation. Such 45-calendar day period shall be deemed to commence on the date the dispute was submitted to the Executives. The Executives shall, if mutually agreed by the Executives, submit the dispute to voluntary mediation at such place and following such procedures as the Parties shall reasonably agree. All negotiations pursuant to this Section 13.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.3    Court Actions. Notwithstanding the above, but subject to Section 14.1, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties' rights or enforce the Parties' obligations under this Agreement. Subject to Section 14.1, in addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

14.    GENERAL PROVISIONS

14.1    Governing Law and Jurisdiction. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Parties irrevocably agree that the State and Federal courts located in the State, City, and County of New York, shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that venue is proper in such courts. Solely for purposes of disputes arising under this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of Federal and State courts in the State and County of New York. The Parties hereby agree that the United Nations Convention on Contracts shall not apply to this Agreement. Each Party hereby agrees to accept service of process, without limitation, by certified mail, return receipt requested or by overnight delivery through a large reputable international delivery service (e.g., FedEx or DHL).

14.2    Entire Agreement; Modification. This Agreement is both a final expression of the Parties' agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

14.3    Relationship Between the Parties. The Parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties; neither Party is a legal representative of the other Party; and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.5   Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably delayed, conditioned or withheld); provided however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent:

14.5.1    In connection with the transfer or sale of all or substantially all of the business of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of such Third Party acquiring party to such transaction shall not be included in the technology licensed hereunder (except to the extent already included herein); or

14.5.2    To an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment or transfer not in accordance with this Agreement shall be void.

14.6    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

14.7    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.8    Notices. Any notice to be given under this Agreement must be in writing and delivered in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, or by facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of (a) the date of actual receipt; (b) if mailed, seven (7) days after the date of postmark; or (c) if delivered by overnight courier, upon actual receipt as demonstrated by signature for the package ("Notice").

If to AmDerma, notices must be addressed to:

AmDerma Pharmaceuticals LLC
______________________________
______________________________

with a copy to:

Quinnova Pharmaceuticals Inc.
______________________________
______________________________

If to Oculus, notices must be addressed to:
______________________________
______________________________

14.9    Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party's reasonable control and without the fault or negligence of the affected Party, including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, terrorist activity, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above ("Force Majeure"). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party's failure or delay in performance due to force majeure must be given by such affected Party to the other Party within ten (10) business days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a three (3) month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Sections 11.2.2, and 11.4.

14.10    Interpretation.

14.10.1    Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.10.2   Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

14.10.3   Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.10.4   Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

14.10.5   Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist,

14.10.6    Miscellaneous. Unless the context of this Agreement otherwise requires, (a) the terms "hereof," "herein," "hereby," and other similar words refer to this entire Agreement; (b) the terms "include," "includes," or "including" shall be deemed to be followed by the words "without limitation"; (c) references in this Agreement to "Dollars" or "$" shall mean the legal tender of the US.

14.11    Counterparts. This Agreement may be executed in two or more counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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[Signature Page of Collaboration Agreement]

IN WITNESS WHEREOF, the Parties hereto have duly executed this COLLABORATION AGREEMENT as of the Effective Date.

OCULUS INNOVATIVE SCIENCES, INC.	AmDerma Pharmaceuticals LLC

By:/s/ Hojabr Alimi Name:Hojabr Alimi Title:President and CEO	By: /s/ Chirag Patel Name: Chirag Patel Title: Manager

EXHIBIT A
OCULUS PATENTS

Country	Application Filing Date	Application Number	Date of Publication	Publication n°	Patent Issue Date	Patent Number

None